Exhibit 99.1

N E W S R E L E A S E

Contacts:

Frank Nagle or Bob Ferri

Nagle & Ferri Investor Relations

(415) 575-1999

GENESIS MICROCHIP REPORTS SECOND QUARTER FISCAL 2005

FINANCIAL RESULTS

Continued Gross Margin Expansion Results in Improved Earnings

SAN JOSE, Calif., October 25, 2004 – Genesis Microchip Inc. (Nasdaq: GNSS), a world leader in the development of image processing technologies for flat-panel TVs and other consumer display products, today announced its financial results for the second quarter of its fiscal year 2005, which ended September 30, 2004.

Financial highlights for the quarter ended September 30, 2004 included:

•	Total revenues were $50.1 million, compared with $52.8 million for the quarter ended June 30, 2004;

•	Gross margins increased for the third sequential quarter to 42.5%, compared with 40.0% in the previous quarter;

•	Operating expenses were reduced by $0.7 million from the previous quarter;

•	Prepared in accordance with generally accepted accounting principles, or GAAP, the company’s net loss was $0.3 million, or $0.01 per share, an improvement over the net loss of $1.3 million, or $0.04 per share, in the quarter ended June 30, 2004;

•	On a pro forma basis (*), net income was $2.1 million, or $0.06 per share, an increase from $1.7 million, or $0.05 per share, in the quarter ended June 30, 2004;

•	Our TV/video unit shipments increased 11% over the quarter ended June 30, 2004.

(*) Pro forma net income differs from net income in conformity with accounting principles generally accepted in the United States (“GAAP”). A schedule reconciling these amounts is included in this news release. Differences between GAAP and pro forma results for the quarter ended September 30, 2004 include certain non-cash operating costs, such as the amortization of acquired intangible assets and of deferred stock-based compensation expense and related income tax adjustments.

“We are pleased with our improvements to earnings during the past quarter in light of flat-panel display market conditions,” said Genesis Microchip interim CEO Eric Erdman. “Due to our superior image quality and high levels of integration, we continue to see strong customer acceptance of our products. This resulted in solid growth of both unit shipments and revenue for our flat-panel TV and video controller products, which now represent about half of total revenues.”

Business Outlook

These statements are forward-looking, subject to risks and uncertainties, and actual results could differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

The following are the company’s financial targets for the quarter ending December 31, 2004:

•	The company expects revenues to be in the range of $46 million to $51 million. Due to uncertainties in the growth rates of our markets in the December quarter, the company is targeting a broader revenue range than in the past, based on current market conditions and customer order patterns. Revenue is highly dependent on a number of factors including, but not limited to, the growth rate of the LCD monitor, flat-panel TV and the company’s other markets, the degree of acceptance of the company’s products in those markets, customer inventory levels and manufacturing schedules, availability of other components for LCD monitors and flat-panel TVs, changes in product pricing and actions of competitors, the company’s ability to maintain design wins with customers and make timely new product introductions, supply of products from the company’s third party suppliers and general economic conditions.

•	The company expects overall gross margins to be in the range of 42 to 44 percent. Gross margins could be higher or lower than expected due to many factors including, but not limited to changes in product costs by our third party manufacturers, product pricing and actions of competitors, manufacturing yields, inventory reserves, actual revenue levels and product mix.

•	The company expects GAAP-based operating expenses will total approximately $22 to $23.5 million. The company expects that pro forma operating expenses will be lower than GAAP-based operating expenses because of the exclusion of charges for the amortization of deferred stock-based compensation and acquired intangibles from pro forma operating expenses, which are estimated to be $3.2 million. Operating expenses could be higher or lower than expected due to many factors including changes in product costs by our third party manufacturers, costs and outcome of legal proceedings, and other factors set forth in our SEC filings.

Earnings Conference Call

Genesis Microchip will host a conference call, which is open to all interested investors, today at 5:00 p.m. (EDT). The dial-in number for the call is: (719) 457-2693. A replay of the conference call will be available through November 1, 2004, and it can be heard by dialing (719) 457-0820. The replay access code is: 910825. A live, audio Web broadcast of the conference call also will be available at: http://www.gnss.com/webcast.phtml. A replay will also be available at the same website address until November 1, 2004.

About Genesis Microchip

Genesis Microchip Inc. (Nasdaq: GNSS) is a leading provider of image processing systems enabling superior picture quality in flat-panel TVs and a variety of consumer and PC-display products. Featuring Genesis Display Perfection™ technologies and Emmy award-winning Faroudja® video technology, Genesis system-on-a-chip solutions are used worldwide by display manufacturers to produce visibly better images across a broad array of devices including flat-panel displays, digital TVs, projectors and DVD players/recorders. The Genesis technology portfolio features analog and mixed signal system-on-a-chip design, DCDi® by Faroudja deinterlacing, TrueLife™ video enhancement, IntelliComb™ video decoding and includes over

135 patents. Founded in 1987, Genesis supports its leading brand-name customers with offices in the U.S., Canada, India, Taiwan, South Korea, China and Japan. For more information about Genesis Microchip Inc. or Genesis Display Perfection technologies, please visit www.gnss.com.

Note to Editors: Genesis, Genesis Display Perfection, Faroudja, DCDi by Faroudja, TrueLife, and IntelliComb are trademarks or registered trademarks of Genesis Microchip Inc. All other trademarks are the property of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements, including, without limitation, comments by Eric Erdman and forward-looking statements regarding the company’s expected financial performance in its fiscal quarter ending December 31, 2004 contained in the Business Outlook section, including anticipated revenues, gross margins and operating expenses. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

The risks and uncertainties include those mentioned in the Business Outlook section above, and the risk factors listed in the company’s SEC reports, including but not limited to its reports on Form 10-K for the fiscal year ended March 31, 2004 and Form 10-Q for the quarter ended June 30, 2004.

The forward-looking statements in this press release are the company’s targets, not predictions of actual performance. The company’s performance has deviated, often materially, from its targets as of the beginning of a quarter. Any statements by persons outside the company speculating on the progress of the quarter, or other aspects of the company’s business, will not be based on internal company information and should be assessed accordingly by investors.

The inclusion of any statement in this release does not constitute a suggestion by the company or any other person that the events or circumstances described in such statements are material. The company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in this release will not be realized.

Financial Statements attached:

•	Consolidated statements of operations

•	Pro forma consolidated statements of operations

•	Pro forma financial reconciliation to GAAP statements of operations

•	Consolidated balance sheets

GENESIS MICROCHIP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts)

(unaudited)

	Three months ended		Six months ended
	Sept. 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003
Revenues	$50,078	$48,163	$102,924	$102,050
Cost of revenues	28,818	29,108	60,507	59,867

Gross profit	21,260	19,055	42,417	42,183

	42.5%	39.6%	41.2%	41.3%

Operating expenses:
Research and development	7,950	7,246	15,552	13,666
Selling, general and administrative	10,536	9,774	21,546	18,910
Provision for costs associated with patent litigation	610	3,454	1,367	6,054
Amortization of acquired intangibles	2,654	2,654	5,308	5,308
Amortization of deferred stock-based compensation	577	1,004	1,597	1,840

Total operating expenses	22,327	24,132	45,370	45,778

Loss from operations	(1,067)	(5,077)	(2,953)	(3,595)
Interest income	407	301	719	472

Loss before income taxes	(660)	(4,776)	(2,234)	(3,123)
Recovery of income taxes	(346)	(938)	(631)	(678)

Net loss	$(314)	$(3,838)	$(1,603)	$(2,445)

Loss per share:
Basic	$(0.01)	$(0.12)	$(0.05)	$(0.08)
Diluted	$(0.01)	$(0.12)	$(0.05)	$(0.08)

Weighted average number of common shares outstanding:
Basic	33,030	31,723	32,878	31,507
Diluted	33,030	31,723	32,878	31,507

GENESIS MICROCHIP INC.

PRO-FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands of dollars, except per share amounts)

(unaudited)

	Three months ended		Six months ended
	Sept. 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003
Revenues	$50,078	$48,163	$102,924	$102,050
Cost of revenues	28,818	29,108	60,507	59,867

Gross profit	21,260	19,055	42,417	42,183

	42.5%	39.6%	41.2%	41.3%

Operating expenses:
Research and development	7,950	7,246	15,552	13,666
Selling, general and administrative	10,536	9,774	21,546	18,910
Provision for costs associated with patent litigation	610	3,454	1,367	6,054

Total operating expenses	19,096	20,474	38,465	38,630

Income (loss) from operations	2,164	(1,419)	3,952	3,553
Interest income	407	301	719	472

Income (loss) before income taxes	2,571	(1,118)	4,671	4,025
Provision for (recovery of) income taxes	514	(228)	934	801

Net income (loss)	$2,057	$(890)	$3,737	$3,224

Earnings (loss) per share:
Basic	$0.06	$(0.03)	$0.11	$0.10
Diluted	$0.06	$(0.03)	$0.11	$0.10

Weighted average number of common shares outstanding:
Basic	33,030	31,723	32,878	31,507
Diluted	33,858	31,723	34,006	33,013

GENESIS MICROCHIP INC.

PRO FORMA FINANCIAL RECONCILIATION

(amounts in thousands, except per share amounts)

(unaudited)

This press release includes pro forma operating results that are not in accordance with GAAP. A reconciliation of the presentation of historical pro forma results to GAAP is provided in the following table. As described in the tables, for the three and six months ended September 30, 2004 and 2003, pro forma net income excludes charges related to the amortization of acquired intangible assets and deferred stock-based compensation expense and related income tax adjustments. We use pro forma operating results to evaluate our operating performance and believe that assessment of pro forma performance enhances management’s and our investors’ ability to evaluate comparable historic operating results.

	Three months ended		Six months ended
	Sept. 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003
Loss from operations (GAAP)	$(1,067)	$(5,077)	$(2,953)	$(3,595)
Pro forma adjustments
Amortization of acquired intangibles	2,654	2,654	5,308	5,308
Amortization of deferred stock-based compensation	577	1,004	1,597	1,840

Income (loss) from operations (pro forma)	2,164	(1,419)	3,952	3,553
Interest income (GAAP & pro forma)	407	301	719	472

Income (loss) before tax (pro forma)	2,571	(1,118)	4,671	4,025

Recovery of income taxes (GAAP)	(346)	(938)	(631)	(678)
Tax effect of pro forma adjustments	860	710	1,565	1,479

Pro forma provision for (recovery of) income taxes	514	(228)	934	801

Net income (loss) (pro forma)	$2,057	$(890)	$3,737	$3,224

Net loss (GAAP)	$(314)	$(3,838)	$(1,603)	$(2,445)

Diluted earnings (loss) per share:
Pro forma	$0.06	$(0.03)	$0.11	$0.10
GAAP	$(0.01)	$(0.12)	$(0.05)	$(0.08)

GENESIS MICROCHIP INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands of dollars)

(unaudited)

	September 30, 2004	March 31, 2004
ASSETS
Current assets:
Cash and short term investments	$117,287	$118,222
Accounts receivable trade	33,331	28,325
Inventory	17,333	18,503
Other	6,455	6,472

Total current assets	174,406	171,522
Capital assets	17,371	17,257
Acquired intangibles	22,079	26,731
Goodwill	189,711	189,152
Deferred income taxes	5,799	3,402
Other	2,676	2,662

Total assets	$412,042	$410,726

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,786	$9,848
Accrued liabilities	12,556	11,503
Income taxes payable	4,506	2,520

Total current liabilities	21,848	23,871

Stockholders’ equity:
Capital stock	399,193	395,869
Cumulative other comprehensive loss	(94)	(94)
Deferred stock-based compensation	(1,215)	(2,833)
Deficit	(7,690)	(6,087)

Total stockholders’ equity	390,194	386,855

Total liabilities and stockholders’ equity	$412,042	$410,726